Exhibit 99.B(p)(9)

CODE OF ETHICS

THE DJG VALUE EQUITY FUND, INC.

I                                            INTRODUCTION

This Code of Ethics is intended to fulfill the firm’s obligations as investment adviser to the DJG Value Equity Fund, Inc. by setting forth guidelines for those persons deemed to be advisory or access persons to prevent them from engaging in any act, practice or course of business prohibited by paragraph (a) of Rule 17j-1 (the “Rule”) under the Investment Company Act of 1940, as amended. This Code of Ethics is required by paragraph (b) of the Rule.

II                                        DEFINITIONS

In order to understand how this Code of Ethics applies to particular persons and transactions, familiarity with the key terms and concepts used in this Code of Ethics is necessary. Those key terms and concepts are:

1.               “Fund” means the DJG Value Equity Fund, Inc.

2.               “Company” means David J. Greene & Company, the Adviser to the Fund.

3.               “Access person” means any partner or advisory person of the Company.

4.               “Advisory person” means (a) any employee of the Company or of any company in a control relationship to the Company, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (b) any natural person in a control relationship to the Company who obtains information concerning recommendations made to the Company with regard to the purchase or sale of a security.

5.               “Beneficial ownership” has the meaning set forth in Rule 16a-1 (a) of the Securities Exchange Act of 1934, as amended. The determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.

6.               “Control” has the meaning set forth in Section 2(a) (9) of the Investment Company Act of 1940, as amended.

7.               “Independent director” means a director of the Fund who is not an “interested person” of the Company within the meaning of Section (a)(19) of the Investment Company Act of 1940, as amended.

8.               “Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

9.               “Security” has the meaning set forth in Section 2(a) (36) of the Investment Company Act of 1940, as amended, except that it shall not include securities issued or guaranteed as to principal or interest by the Government of the United States or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States, certificates of deposit for any such securities banker’s acceptance, bank certificates of deposit, commercial paper, other money market instruments and shares of registered open-end investment companies. For purposes of the foregoing definition, the term “money market instruments” shall mean instruments that satisfy the credit quality and maturity requirements of Rule 2a-7 under the Investment Company Act of 1940, as amended, other than any instruments which are illiquid or not widely traded in efficient markets.

III                                    AGGREGATION OF ORDERS - CONDITIONS

In accordance with guidance from the Securities and Exchange Commission (“SEC”) in the SMC Capital no-action letter of September 5, 1995, the Advisor will aggregate orders for the Company with those for its other advisory and proprietary accounts in compliance with Section 17(d) of the Investment Company Act of 1940 so that each such account, including the Company, participates on terms no less advantageous than those of other participants. To comply with this stated policy, the following conditions will apply to orders that are aggregated by the Adviser:

1.                                       This policy for the aggregation of transactions is fully disclosed in the Adviser’s Form ADV, and is separately disclosed to the Adviser’s existing clients and broker-dealers through which such orders are placed.

2.                                       The Advisor will not aggregate transactions unless it believes that aggregation is consistent with its duty to seek best execution (which includes the duty to seek best price) for its accounts, including the Company, and is consistent with the terms of the Adviser’s investment advisory agreement with each client which trades will be the aggregated.

3.                                       No advisory account will be favored over any other account; each account that participates in an aggregated order will participate at the average share price for all the Adviser’s transaction in that security on a given business day, with any transaction costs, other than commission charges, shared pro based each account’s participation in the transaction;

4.                                       The Adviser will prepare a written statement (the “Allocation Statement”) specifying the participating client accounts and how it intends to allocate the order among those accounts before entering an aggregated order. The adviser will maintain the Allocation Statement and written statements explaining any deviations from the Allocation Statements as a part of its books and records.

5.                                       If the aggregated order is filled in its entirety, it will be allocated among accounts in accordance with the Allocation Statement.

6.                                       Notwithstanding the foregoing, the order may be allocated on a basis different from that specified in the Allocation Statement if all accounts receive fair and equitable treatment and the reason for the different allocation is explained in writing and is approved in writing by the Adviser’s compliance officer no later than one hour after the opening of the markets on the trading day following the day the order was executed.

7.                                       The Adviser’s books and records will separately reflect, for each account the orders of which are aggregated, the securities held by, and bought and sold for, that account.

8.                                       Funds and securities of accounts whose orders are aggregated are deposited with one more banks or brokers-dealers, and neither the accounts’ cash nor their securities will be held collectively any longer than is necessary to settle the purchase or sale in question on a delivery versus payment basis. No cash or securities will be held collectively for accounts by the Adviser.

9.                                       The Adviser will receive no additional compensation or remuneration of any kind as a result of the any aggregation of transactions.

10.                                 Individual investment advice and treatment will be accorded each advisory account, including the Company.

IV                                    REPORTING

1. Subject to the provision of paragraph 2 below, every access person shall report to the Company the information described in paragraph 3 below with respect to transactions in any security in which the access person has, or by reason of the transaction acquires, any direct or indirect beneficial ownership in the security.

2. (a) An access person is not required to make a report with respect to any transaction effected for any account over which the access person does not have any direct or indirect influence.

3. To fulfill the reporting requirements, each Advisory person shall cause a duplicate copy of all confirms and monthly brokerage statements for themselves and those in their immediate family to be sent to the Compliance Director of the Company, which shall contain the following information:

(a)	The date of the transaction, the title and the number of shares and the principal amount of each security involved;

(b)	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

(c)	The price at which the transactions was effected; and

(d)	The name of the broker, the dealer or bank with or through whom the transaction was effected.

4. Any report may contain a statement that the report shall not be constructed as an admission by the person making the report that the person has any direct or indirect beneficial ownership in the security to which the report relates.

5. The Compliance Director shall report on a quarterly basis on his review of all such activity to the Fund’s Board of Directors.

V                                        CONFIDENTIALITY

No access person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Company) any information regarding securities transactions by the Company or consideration by the Company or the Adviser of any such securities transaction.

All information obtained from any access person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder will be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.

VI                                    SANCTIONS

Upon discovering a violation of the Code of Ethics, the Compliance Director may recommend to the Executive Committee of the Company to impose any sanctions it deems appropriate, including a letter of censure or suspension or termination of employment of the violator. A written record will be maintained of any such recommendations by the Compliance Director.